EXHIBIT 99.2

J.Jill Announces Planned Retirement of President and CEO Claire Spofford

Quincy, MA – December 11, 2024 – J.Jill, Inc. (NYSE:JILL), a premier omnichannel retailer and nationally recognized women’s apparel brand, announced today that Claire Spofford, J.Jill’s President and Chief Executive Officer, has decided to retire after a distinguished career in the retail space. J.Jill has retained an executive search firm to assist in identifying her successor. Ms. Spofford is expected to remain in her current role until April 2025 and will work closely with the executive team and the Board of Directors to ensure a seamless transition.

Since Ms. Spofford’s appointment as CEO in February 2021, she has led the Company into a new era delivering healthy, sustainable margin performance and significant cash flow generation driven by disciplined inventory management and a strong focus on full-price selling. Over Ms. Spofford’s tenure with J.Jill, the Company has also fortified its balance sheet, strengthened its operational foundation, and modernized its brand as a premium casual retailer.

Michael Rahamim, Chairman of the Board, said, “Under Claire’s leadership, J.Jill has strengthened its operating model and made strategic investments to improve the overall health of the business, creating a pathway toward profitable, sustainable growth. We are grateful for Claire’s service and unwavering commitment to the brand, customer, team, and our shareholders.”

“After 4 years leading this incredible company and after nearly three decades leading retail organizations, I have decided that the time is right for a new chapter,” said Ms. Spofford. “I am extremely proud of what our team has accomplished together, transforming J.Jill into a stronger, more agile retailer. We implemented rigorous operational disciplines with a new mindset in earning our way back into growth and have taken steps to modernize the brand, enhance our value proposition and strengthen our omni-channel capabilities - all while maintaining our unwavering focus on serving our customers.”

Prior to J.Jill, Ms. Spofford held leadership positions at Cornerstone Brands, Garnet Hill, Orchard Brands, and Timberland. She presently holds positions on the Board of Directors for Leslie’s, Inc. and Reclaim Childhood.

About J.Jill, Inc.

J.Jill is a national lifestyle brand that provides apparel, footwear and accessories designed to help its customers move through a full life with ease. The brand represents an easy, thoughtful and inspired style that celebrates the totality of all women and designs its products with its core brand ethos in mind: keep it simple and make it matter. J.Jill offers a high touch customer experience through over 200 stores nationwide and a robust ecommerce platform. J.Jill is headquartered outside Boston.

Contacts:

Investor Relations:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Business and Financial Media:

Ariel Kouvaras

Sloane & Company

akouvaras@sloanepr.com

973-897-6241